As filed with the Securities and Exchange Commission on August 15, 2017

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Venator Materials PLC

(Exact name of registrant as specified in its charter)

England and Wales (State or other jurisdiction of incorporation or organization)	98-1373159 (I.R.S. Employer Identification No.)

Titanium House, Hanzard Drive, Wynyard Park,

Stockton-On-Tees, TS22 5FD, United Kingdom

(Address of principal executive offices, including zip code)

Venator Materials
2017 Stock Incentive Plan

(Full title of the plan)

Russ Stolle

Senior Vice President, General Counsel and Chief Compliance Officer

Titanium House, Hanzard Drive, Wynyard Park,

Stockton-On-Tees, TS22 5FD, United Kingdom

+44 (0) 1740 608 001

(Name, address and telephone number of agent for service)

Copies to:

Alan Beck
Sarah K. Morgan
Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                                                ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Ordinary Shares, $0.001 par value per share	14,025,000 shares	$19.34	$271,243,500	$31,438

(1)         This Registration Statement (as defined below) registers an aggregate of 14,025,000 ordinary shares, $0.001 par value per share (the “Ordinary Shares”) in the capital of Venator Materials PLC (the “Registrant”) that may be delivered with respect to awards under the Venator Materials 2017 Stock Incentive Plan (as amended from time to time, the “Plan”).

(2)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of Ordinary Shares that may become issuable as a result of stock splits, stock dividends or similar transactions pursuant to the adjustment or anti-dilution provisions of the Plan.

(3)         In accordance with Rule 457(h)(1) of the Securities Act, the price of the securities has been estimated pursuant to Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee, and the price listed is the average of the high and low prices of the Ordinary Shares as reported on the New York Stock Exchange on August 11, 2017 (a date within five business days prior to the date of filing the Registration Statement).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act.  In accordance with Rule 428(a)(2) of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 registration statement (this “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)                                 The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act, relating to the Registrant’s Registration Statement on Form S-1 (File No. 333-217753), originally filed with the Commission on May 5, 2017;

(b)                                 The Registrant’s current reports filed on Form 8-K (excluding Items 2.02 and 7.01), filed with the Commission on August 7, 2017 and August 11, 2017;

(c)                                  The description of ordinary shares included under the caption “Description of Share Capital” contained in the prospectus forming part of the Registrant’s Registration Statement on Form S-1 (File No. 333-217753), which such description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

The Registrant’s articles of association provide that, to the fullest extent allowed by the Companies Act 2006, the Registrant shall indemnify its directors against all loss or liability incurred by such director in connection with the Registrant’s or the individual’s activities as trustee of a pension scheme, and against all loss or liability incurred in relation to the Registrant, any associated company or such other organization or employee benefit plan, where the basis of such proceeding is the execution or discharge of the duties of the director’s office or otherwise related thereto.

The Registrant plans to enter into indemnification agreements with its directors and executive officers to indemnify them to the maximum extent allowed under applicable law. These agreements indemnify these individuals against certain costs, charges, losses, liabilities, damages and expenses incurred by such director or officer in the execution or discharge of his or her duties. Such agreements do not indemnify the Registrant’s directors against any liability attaching to such individuals in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he or she is a director, which would be rendered void under the Companies Act 2006.  The U.K.-specific restrictions apply to directors but not officers who are not also directors. The relevant provisions of the Companies Act 2006 in respect of indemnification of directors and officers are sections 205, 206, 232, 233, 234, 235, 236, 237, 238 and 1157.

Section 205 provides that a company can provide a director of that company (or of its holding company) with funds to meet expenditures incurred or to be incurred by him or her: (i) in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to that company or an associated company; or (ii) in connection with any application for relief under section 661(3) or 661(4) (acquisition of shares by an innocent nominee) or section 1157 (as described below), provided that such funds are provided on the basis that they must be repaid if the director is convicted in the proceedings, judgment is given against such director in the proceedings or the court refuses to grant the relief on the application not later than the date on which the conviction or judgment becomes final or the date when the refusal of relief becomes final (as applicable).

Section 206 provides that a company can provide a director of that company (or of its holding company) with funds to meet expenditures incurred or to be incurred by him or her in defending himself or herself in an investigation by a regulatory authority, or against action proposed to be taken by a regulatory authority, in connection with any alleged negligence, default, breach of duty or breach of trust by him or her in relation to the company or an associated company.

Section 232 provides that any provision that purports to exempt a director from any liability that would otherwise attach to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. Any provisions by which a company directly or indirectly provides an indemnity (to any extent) for a director of the company or an associated company against any such liability is void except to the extent permitted by sections 233 or unless it is a qualifying third-party indemnity provision under section 234 (as described below) or a qualifying pension scheme indemnity provision under section 235 (as described below).

Notwithstanding the provisions of section 232 above, section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, to be purchased and maintained by a company against liability of its directors, or directors of an associated company, for negligence, default, breach of duty or breach of trust in relation to such company or associated company.

Pursuant to section 234, an indemnity is a qualifying third-party indemnity as long as it does not provide any indemnity against (i) any liability incurred by the director to the company or to any associated company; (ii) any liability of the director to pay a fine imposed in criminal proceedings, or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising); or (iii) any liability incurred by the director in defending criminal proceedings in which he or she is convicted, civil proceedings brought by the company or an associated company in which judgment is given against such director, or where the court refuses to grant such director relief under an application for relief under section 661(3) or 661(4) (acquisition of shares by an innocent nominee) or section 1157 (as described below).

Section 235 allows a company to provide an indemnity to a director of that company if the company is a trustee of an occupational pension scheme, and such indemnity provides protection against liability incurred in connection with the company’s activities as trustee of the scheme, as long as it does not provide any indemnity against (i) any liability of the director to pay a fine imposed in criminal proceedings, or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (howsoever arising); or (ii) any liability incurred by the director in defending criminal proceedings in which he or she is convicted.

Any indemnity provided under section 234 or section 235 in force for the benefit of one or more directors of the company or an associated company must be disclosed in the directors’ annual report in accordance with section 236 and copies of such indemnification provisions (or, if not in writing, a written memorandum setting out their terms) must be made available for inspection at the company’s registered office (or the place specified in regulations under section 1136) in accordance with section 237 for at least one year from the expiry or termination of such provision (and every member of the company has a right to inspect and request such copies under section 238).

Section 1157 provides that in proceedings against an officer of a company for negligence, default, breach of duty or breach of trust, the court may relieve such officer, either wholly or in part, from liability, on such terms as it thinks fit, if it appears to the court that such officer is or may be liable but acted honestly and reasonably and that having regard to all the circumstances of the case (including those connected with his appointment), such officer ought fairly to be excused. Further, an officer who has reason to apprehend that a claim of negligence, default, breach of duty or breach of trust will or might be made against him or her, such officer may apply to the court for relief, and the court will have the same power to relieve such officer as it would if such proceedings had actually been brought.

A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

The Registrant will obtain and expect to continue to maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have powers to indemnify such person against such liability under the provisions of English law.

The underwriting agreement among the Registrant and the underwriters filed in connection with the Registrant’s initial public offering provides for indemnification of the Registrant’s directors and officers by the underwriters against certain liabilities arising under the Securities Act or otherwise in connection with such offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant’s intends to maintain liability insurance policies that indemnify its directors and officers against various liabilities, including certain liabilities under arising under the Securities Act and the Exchange Act, that may be incurred by them in their capacity as such.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The exhibits to this Registration Statement are listed in the Index to Exhibits in this Registration Statement, which immediately precedes such exhibits and is incorporated herein by reference.

Item 9.         Undertakings.

(a)                                 The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on August 15, 2017.

Venator Materials PLC

By:	/s/ Russ Stolle
Name:	Russ Stolle
Title:	Senior Vice President, General Counsel and Chief Compliance Officer

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below authorizes and appoints Russ Stolle and Kurt Ogden, and each of them, any of whom may act without the joinder of the other, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on August 15, 2017.

Signature	Title

/s/ Simon Turner	Chief Executive Officer, President and Director
Simon Turner	(Principal Executive Officer)

/s/ Kurt Ogden	Senior Vice President and Chief Financial Officer (Principal Financial Officer), and Venator’s Authorized Representative in the United States
Kurt Ogden

/s/ Stephen Ibbotson	Vice President and Corporate Controller
Stephen Ibbotson	(Principal Accounting Officer)

/s/ Peter R. Huntsman	Director
Peter R. Huntsman

/s/ Sir Robert J. Margetts	Director
Sir Robert J. Margetts

/s/ Douglas D. Anderson	Director
Douglas D. Anderson

/s/ Daniele Ferrari	Director
Daniele Ferrari

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Amended and Restated Articles of Association (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K (File No. 001-38176) filed with the Commission on August 7, 2017).

4.2	Certificate Evidencing Ordinary Shares (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-1/A (File No. 333-217753) filed with the Commission on June 30, 2017).

4.3	Venator Materials 2017 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K (File No. 001-38176) filed with the Commission on August 7, 2017).

4.4*	Form of Non-qualified Stock Option Agreement (Employee Form) related to the Venator Materials 2017 Stock Incentive Plan.

4.5*	Form of Performance Unit Agreement (Employee Form) related to the Venator Materials 2017 Stock Incentive Plan.

4.6*	Form of Phantom Share Agreement (Employee Form) related to the Venator Materials 2017 Stock Incentive Plan.

4.7*	Form of Restricted Stock Unit Agreement (Employee Form, IPO Award Conversion) related to the Venator Materials 2017 Stock Incentive Plan.

4.8*	Form of Restricted Stock Unit Agreement (Employee Form, New Grants) related to the Venator Materials 2017 Stock Incentive Plan.

4.9*	Form of Restricted Stock Unit Agreement (Director Form) related to the Venator Materials 2017 Stock Incentive Plan.

4.10*	Form of Share Unit Agreement (Director Form) related to the Venator Materials 2017 Stock Incentive Plan.

4.11*	Form of Notice of Award of Ordinary Shares (Director Form) related to the Venator Materials 2017 Stock Incentive Plan.

5.1*	Opinion of Vinson & Elkins R.L.L.P.

23.1*	Consent of Vinson & Elkins R.L.L.P. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

23.2*`	Consent of Deloitte & Touche LLP (Venator Materials PLC).

23.3.*	Consent of Deloitte & Touche LLP (Venator (Combined Divisions of Huntsman)).

23.4*	Consent of Deloitte & Touche LLP (Titanium Dioxide Pigments and Other Businesses of Rockwood Holdings, Inc.).

24.1*	Power of Attorney (included on the signature page of this Registration Statement).

*Filed herewith.